EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media) (856) 342-6007 Leonard F. Griehs (Analysts) (856) 342-6428
CAMPBELL REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $.23;
FISCAL 2005 EPS IS $1.71.
U.S. SOUP SALES RISE 5% FOR THE YEAR.
          CAMDEN, NJ, September 12, 2005—Campbell Soup Company (NYSE: CPB) today reported diluted earnings per share for the fourth quarter ended July 31, 2005 of $.23, compared to $.14 recorded in the year-ago quarter. Last year’s results were impacted by a gain of $.02 related to the sale of an idle manufacturing plant in California and a charge of $.05 related to restructuring. Excluding these two items, earnings in the year-ago quarter were $.17 per share.
          For the quarter, net sales increased 5 percent to $1,498 million, reflecting the following factors:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 3 percent

▪	Decreased promotional spending added 1 percent

▪	Currency added 2 percent

          Net earnings for the fourth quarter of fiscal 2005 were $96 million versus $59 million a year earlier. Last year’s fourth quarter included a $6 million after-tax gain from the sale of the idle California manufacturing site and a $22 million after-tax restructuring charge.
          For the fiscal 2005 year, the company reported diluted earnings per share of $1.71 compared to $1.57 for the prior year. In fiscal 2004, comparability of net earnings was impacted by a $.02 per share gain from Campbell’s share of a class action settlement, a $.02 per share gain from the sale of the idle California site, and a $.05 per share restructuring charge. Excluding these items, year-ago earnings were $1.58 per share.
          For the year, net sales increased 6 percent to $7,548 million, reflecting the following factors:
▪	Volume and mix added 3 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 2 percent
          Net earnings for fiscal 2005 were $707 million versus $647 million for the prior year. In fiscal 2004, net earnings included a $10 million after-tax gain associated with the class action settlement, a $6 million after-tax gain from the sale of the idle California site, and a $22 million after-tax restructuring charge.
          In addition, cash flow from operations was $990 million versus $744 million in the prior year. The increase reflects improved working capital performance, increased earnings and lower cash settlements related to foreign currency hedging transactions.
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Capital expenditures for fiscal 2005 were $332 million compared to $288 million a year ago.
          Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We have delivered a year of quality growth and exceeded our financial goals for sales, earnings before interest and taxes, and earnings per share.
          “We continued to make important progress in our largest business, U.S. Soup. We are especially pleased with the 8 percent rise in sales of condensed soup, by far the strongest performance in many years. In ready-to-serve soup, ‘Campbell’s Chunky’ continued its strong performance. Although we were disappointed with the performance of ‘Campbell’s Select’ soups, we have programs in place to strengthen the performance of this business in the coming year. Our ‘Swanson’ broth business continued to deliver excellent results. In our Away From Home business, we achieved substantial growth in premium refrigerated soups, which are primarily sold through in-store delis. We are also pleased with the strong performance of our Baking and Snacking businesses, especially Pepperidge Farm. Godiva delivered an excellent year as we continue to strengthen the brand through innovation.”
          Conant continued, “Although gross margin was down for the year, we are satisfied with our improved gross margin performance in the second half of the year and we expect continued margin improvement in the new fiscal year. Overall, our strong performance this year positions us to continue to drive quality growth in the year ahead.”
          Earnings in fiscal 2006 will be impacted by the adoption of a new accounting standard that requires all stock-based compensation to be expensed. Diluted earnings per share in fiscal 2005 would have been $1.64 if all stock-based compensation had been
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expensed. For fiscal year 2006, the company expects sales to increase between 3 and 4 percent and earnings per share to increase between 5 and 7 percent from the base of $1.64.
Summary of Fourth Quarter and Fiscal 2005 Results by Segment
U.S. Soup, Sauces and Beverages
          Sales of U.S. Soup, Sauces and Beverages for the fourth quarter of fiscal 2005 increased 2 percent to $521 million. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 5 percent

▪	Price and sales allowances added 5 percent

▪	Reduced promotional spending added 2 percent
          For the quarter, operating earnings were $104 million compared to $78 million for the prior-year period. The 2004 operating earnings included a restructuring charge of $8 million. Operating earnings were driven by lower marketing, higher selling prices, and improved productivity, which more than offset inflation.
          For fiscal 2005, sales for U.S. Soup, Sauces and Beverages were $3,098 million, a 3 percent increase compared to a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 2 percent

▪	Price and sales allowances added 1 percent
          For the year, operating earnings of $747 million compared to $730 million reported a year ago. Last year’s earnings included a restructuring charge of $8 million. The increase in operating earnings was primarily due to productivity improvements and higher volume and prices, which were partially offset by cost inflation and increases in marketing.
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          Further details of sales results include the following:
     ▪ Sales of “Campbell’s” condensed soups rose 8 percent, led by solid growth of Chicken Noodle soup and double-digit increases across the balance of the eating soup line. The combination of successful merchandising and kids promotional marketing programs, combined with increased advertising and higher prices, drove this growth. Condensed cooking soups achieved sales growth behind strong holiday performance. The condensed soup segment continued to benefit from the gravity-feed shelving systems which are now installed in over 14,000 U.S. retail stores.
     ▪ Sales of ready-to-serve soups declined 1 percent compared to the previous year. “Campbell’s Chunky” soups continued to deliver strong growth behind increased trade promotion and advertising linked to the National Football League. These strong sales were offset by declines in sales of “Campbell’s Select” soups and “Campbell’s Kitchen Classics” soups. Sales of microwaveable soups were flat as double-digit growth of “Campbell’s Chunky” and “Campbell’s Select” soups in microwaveable bowls was offset by lower sales of “Campbell’s Soup at Hand” sippable soups.
     ▪ “Swanson” broth sales increased 12 percent as expanded use of broth for cooking and strong consumer response to two new organic broth varieties packaged in aseptic containers drove volume.
          Highlights of this segment’s other businesses include:
     ▪ The launch of “Campbell’s Chunky” chili in cans and microwaveable bowls added to sales gains.
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          ▪ “Campbell’s SpaghettiOs” pasta sales grew as consumers responded positively to the transition from the “Franco-American” brand to the “Campbell’s” brand and to new advertising support.
          ▪ Sales of “Prego” pasta sauces declined slightly, while sales of “Pace” Mexican sauces were flat for the year. “Pace” Mexican sauce sales improved in the fourth quarter, due to effective merchandising during the important Cinco de Mayo holiday.
          ▪ “V8” vegetable juice sales increased due to higher selling prices and improved volume. Sales of “V8 Splash” juice beverages and “Campbell’s” tomato juice declined.
Baking and Snacking
          Baking and Snacking sales for the fourth quarter of fiscal 2005 increased 7 percent to $439 million. A breakdown of the change in sales follows:
          ▪ Volume and mix added 1 percent
          ▪ Price and sales allowances added 2 percent
          ▪ Reduced promotional spending added 1 percent
          ▪ Currency added 3 percent
          For the quarter, operating earnings were $69 million compared to $55 million in the prior-year period. Last year’s operating earnings included a restructuring charge of $10 million. Operating earnings were driven by strong sales at Pepperidge Farm and by the impact of currency.
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          For fiscal 2005, Baking and Snacking sales were $1,742 million, an 8 percent increase compared to a year ago. A breakdown of the change in sales follows:
          ▪ Volume and mix added 4 percent
          ▪ Price and sales allowances added 3 percent
          ▪ Increased promotional spending subtracted 1 percent
          ▪ Currency added 2 percent
          For the year, operating earnings were $198 million compared to $166 million a year ago. Operating earnings for 2004 included a restructuring charge of $10 million. Operating earnings growth was driven by strong sales at Pepperidge Farm, improvement in the Australian Snackfoods business, and by currency. These gains were partially offset by expenses associated with the implementation of a new sales and distribution system in Australia.
          Further details of sales results include the following:
     ▪ Pepperidge Farm achieved strong growth in its three businesses: bakery, cookies and crackers, and frozen, primarily due to higher volume and increased prices.
     ▪ Substantial sales growth of fresh bread and bakery products was driven by product improvements and distribution gains for bagels and English muffins. “Pepperidge Farm Farmhouse” sandwich breads experienced exceptional growth and “Pepperidge Farm Carb Style” breads and rolls also delivered strong results.
     ▪ “Pepperidge Farm” Chocolate Chunk cookies, four new soft-baked varieties of cookies, the introduction of sugar-free cookies, and Pepperidge Farm “Whims” poppable snacks drove sales growth.
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     ▪ “Pepperidge Farm Goldfish” snack crackers delivered sales growth for the 14th consecutive year.
     ▪ “Pepperidge Farm” frozen product sales increased behind the strong performance of pot pies, breads and pastry.
     ▪ Arnott’s sales grew primarily due to currency and volume gains. Arnott’s achieved sales growth in each of its businesses: sweet biscuits, savory biscuits, and salty snacks.
International Soup and Sauces
          International Soup and Sauces sales for the fourth quarter of fiscal 2005 increased 3 percent to $350 million. A breakdown of the change in sales follows:
          ▪ Volume and mix subtracted 1 percent
          ▪ Price and sales allowances added 2 percent
          ▪ Increased promotional spending subtracted 1 percent
          ▪ Currency added 3 percent
          For the quarter, operating earnings increased to $37 million compared to $30 million in the year-ago period. Prior-year operating earnings included a restructuring charge of $10 million. Operating earnings growth in Canada was more than offset by declines in Latin America and Europe.
          For fiscal 2005, sales for International Soup and Sauces were $1,703 million, a 7 percent increase compared to a year ago. A breakdown of the change in sales follows:
          ▪ Volume and mix added 2 percent
          ▪ Increased promotional spending subtracted 1 percent
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          ▪ Currency added 6 percent
          For the year, operating earnings were $221 million compared to $205 million a year ago. Fiscal 2004 results included a restructuring charge of $10 million. Operating earnings growth was driven by currency and sales growth in Canada, partially offset by declines in Europe and Latin America.
          Further details of sales results include the following:
               ▪ In Europe, sales increased primarily due to currency and strong sales gains of wet and dry soups in France and “Campbell’s” wet soups in Belgium.
               ▪ In Asia Pacific, Australian beverages and broth delivered volume gains, while sales increased in Asia, in part from the launch of a new dry soup product targeting breakfast consumption. Currency also contributed to the region’s sales gain.
               ▪ Sales in Canada increased significantly due to currency and volume gains. The Canadian business delivered volume growth in its ready-to-serve soup business, including “Campbell’s Gardennay” soup in aseptic packaging.
    Other
          The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
          For the fourth quarter of fiscal 2005, sales increased 10 percent to $188 million. A breakdown of the change in sales follows:
          ▪ Volume and mix added 6 percent
          ▪ Price and sales allowances added 3 percent
          ▪ Currency added 1 percent
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          For the quarter, the segment recorded an operating loss of $11 million, compared to a loss of $8 million in the prior year. Operating losses for the fourth quarter are typical due to the seasonal sales pattern of the Godiva business. The prior year fourth quarter included a $3 million restructuring charge. In the fourth quarter of fiscal 2005, higher expenses in Godiva offset profit growth in Away From Home.
          For fiscal 2005, sales grew 11 percent to $1,005 million compared to the same period a year ago. A breakdown of the change in sales follows:
          ▪ Volume and mix added 7 percent
          ▪ Price and sales allowances added 3 percent
          ▪ Currency added 1 percent
          For the year, operating earnings increased to $110 million compared to $101 million for the prior year. Fiscal 2004 operating earnings included a restructuring charge of $3 million. Operating earnings growth was driven by strong sales growth in both major businesses.
          Further details of sales results include the following:
               ▪ Away From Home delivered strong sales growth, led by continued success of a deli soup program featuring premium refrigerated soups.
               ▪ Godiva Chocolatier sales increased by double digits with North America, Europe and Asia all contributing to growth. In North America, Godiva achieved double-digit same-store sales results driven by successful new products, including sugar-free chocolates and the re-launch of truffles. In the fourth quarter, Godiva launched the new “Chocolixir” beverages and early consumer response has been very promising.
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Non-GAAP Financial Information
          This release presents Campbell’s reported financial results. In discussing these results, this release also refers to certain non-GAAP financial measures. As required by the SEC, the company has provided a reconciliation of those measures to the most directly comparable GAAP measures with this release and on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
          The company will host a conference call to discuss these results on September 12, 2005 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-888-730-9134 and non-U.S. participants at 1-210-234-0002. Participants should call at least five minutes prior to the starting time. The passcode is Campbell Soup. The conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the Webcast banner. A recording of the call will be available approximately two hours after it is completed through midnight September 16, 2005 at 1-800-879-6754 or 1-402-220-5334.
Forward-Looking Statements
          This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, new product introductions and innovation, cost-saving initiatives and quality improvement on sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and
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uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
Reporting Segments
          Campbell Soup Company earnings results are reported for the following segments:
          U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
          Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
          International Soup and Sauces includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
          Other includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
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About Campbell Soup Company
          Campbell Soup Company is a global manufacturer and marketer of high quality simple meals, including soup, baked snacks, vegetable-based beverages, and premium chocolate products.
          Founded in 1869, the company has a portfolio of more than 20 market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 31,	August 1,
	2005	2004
Net sales	$1,498	$1,433

Costs and expenses
Cost of products sold	890	872
Marketing and selling expenses	234	242
Administrative expenses	168	142
Research and development expenses	27	28
Other income	(2)	(12)
Restructuring charge	—	32

Total costs and expenses	1,317	1,304

Earnings before interest and taxes	181	129
Interest, net	46	43

Earnings before taxes	135	86

Taxes on earnings	39	27

Net earnings	$96	$59

Per share — basic
Net earnings	$.23	$.14

Dividends	$.17	$.1575

Weighted average shares outstanding — basic	409	409

Per share — assuming dilution
Net earnings	$.23	$.14

Weighted average shares outstanding — assuming dilution	414	412

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 31,	August 1,
	2005	2004
Net sales	$7,548	$7,109

Costs and expenses
Cost of products sold	4,491	4,187
Marketing and selling expenses	1,185	1,153
Administrative expenses	571	542
Research and development expenses	95	93
Other income	(4)	(13)
Restructuring charge	—	32

Total costs and expenses	6,338	5,994

Earnings before interest and taxes	1,210	1,115
Interest, net	180	168

Earnings before taxes	1,030	947

Taxes on earnings	323	300

Net earnings	$707	$647

Per share — basic
Net earnings	$1.73	$1.58

Dividends	$.68	$.63

Weighted average shares outstanding — basic	409	409

Per share — assuming dilution
Net earnings	$1.71	$1.57

Weighted average shares outstanding — assuming dilution	413	412

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	July 31,	August 1,	Percent
	2005	2004	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$521	$511	2%
Baking and Snacking	439	411	7%
International Soup and Sauces	350	340	3%
Other	188	171	10%

Total sales	$1,498	$1,433	5%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$104	$78	33%
Baking and Snacking	69	55	25%
International Soup and Sauces	37	30	23%
Other	(11)	(8)	-38%

Total operating earnings	199	155	28%
Unallocated corporate expenses	(18)	(26)

Earnings before interest and taxes	181	129	40%
Interest, net	(46)	(43)
Taxes on earnings	(39)	(27)

Net earnings	$96	$59	63%

Net earnings per share — assuming dilution	$.23	$.14	64%

Fiscal 2004 earnings contributions by segment include the effects of a fourth quarter restructuring charge of $32 pre-tax ($22 after tax or $.05 per share) as follows: U.S. Soup, Sauces and Beverages $8, Baking and Snacking $10, International Soup and Sauces $10, Other $3 and Corporate Unallocated $1.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	July 31,	August 1,	Percent
	2005	2004	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$3,098	$2,998	3%
Baking and Snacking	1,742	1,613	8%
International Soup and Sauces	1,703	1,595	7%
Other	1,005	903	11%

Total sales	$7,548	$7,109	6%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$747	$730	2%
Baking and Snacking	198	166	19%
International Soup and Sauces	221	205	8%
Other	110	101	9%

Total operating earnings	1,276	1,202	6%
Unallocated corporate expenses	(66)	(87)

Earnings before interest and taxes	1,210	1,115	9%
Interest, net	(180)	(168)
Taxes on earnings	(323)	(300)

Net earnings	$707	$647	9%

Net earnings per share — assuming dilution	$1.71	$1.57	9%

Fiscal 2004 earnings contributions by segment include the effects of a fourth quarter restructuring charge of $32 pre-tax ($22 after tax or $.05 per share) as follows: U.S. Soup, Sauces and Beverages $8, Baking and Snacking $10, International Soup and Sauces $10, Other $3 and Corporate Unallocated $1.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS
(millions)

	July 31,	August 1,
	2005	2004
Current assets	$1,512	$1,468

Plant assets, net	1,987	1,901

Intangible assets, net	3,009	2,995

Other assets	268	298

Total assets	$6,776	$6,662

Current liabilities	$2,002	$2,326

Long-term debt	2,542	2,543

Nonpension postretirement benefits	278	298

Other liabilities	684	621

Shareowners’ equity	1,270	874

Total liabilities and shareowners’ equity	$6,776	$6,662

Total debt	$2,993	$3,353

Cash and cash equivalents	$40	$32

Reconciliation of GAAP and Non-GAAP Financial Measures
Campbell Soup Company uses certain “non-GAAP” financial measures as defined by the Securities and Exchange Commission in certain communications. The “non-GAAP” financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. The items include the following:
•	Earnings per share (EPS), excluding restructuring related costs and one-time items
The table below reconciles earnings per share, presented in accordance with GAAP, to earnings per share excluding restructuring related costs and other one-time items.

		Fourth Quarter			Fiscal Year
		July 31,	August 1,	%	July 31,	August 1,	%
		2005	2004	Change	2005	2004	Change
As reported earnings per share		$0.23	$0.14	64%	$1.71	$1.57	9%
Add: Restructuring related costs (1)		—	0.05		—	0.05
Deduct:	Gain on litigation settlement (2)	—	—		—	(0.02)
	Gain on sale of property (3)	—	(0.02)		—	(0.02)

Earnings per share, ex. restructuring related costs and one-time items		$0.23	$0.17	35%	$1.71	$1.58	8%

(1)	The costs relate to the worldwide cost savings initiatives and Australian distribution and logistics realignment announced on June 24, 2004.

(2)	The gain relates to the settlement of a class-action lawsuit involving ingredient suppliers.

(3)	The gain relates to the sale of an idle facility in California.
The company believes that earnings per share excluding certain restructuring related costs and certain other transactions not considered to be part of the ongoing business are a better indicator of the true performance of the business. Consequently, the company believes that investors may be able to better understand earnings if these transactions are excluded from the results.